Exhibit 99.2

Carla Baca

Director of Corporate Communications

P: 615.269.8175

News Release

HEALTHCARE REALTY TRUST ANNOUNCES PRICING OF $250 MILLION SENIOR UNSECURED NOTES

NASHVILLE, Tennessee, April 15, 2015 —Healthcare Realty Trust Incorporated (NYSE: HR) today announced that it has priced $250 million of 3.875% senior unsecured notes due 2025 at 99.917% of the principal amount. Subject to customary closing conditions, the offering is expected to close on April 24, 2015.

The Company expects to apply the net proceeds from the offering towards the redemption of the Company’s 6.50% senior unsecured notes due 2017. Pending such use, the net proceeds will be applied to outstanding borrowings under the Company’s unsecured credit facility and may be used for other general corporate purposes. Completion of the offering is subject to customary closing conditions.

J.P. Morgan Securities LLC, Barclays Capital Inc., and Jefferies LLC served as Joint Book-Running Managers for the offering. Merrill Lynch, Pierce, Fenner & Smith Incorporated, BMO Capital Markets Corp., Credit Agricole Securities (USA) Inc., Fifth Third Securities, Inc., U.S. Bancorp Investments, Inc., and Wells Fargo Securities, LLC served as Senior Co-Managers and BB&T Capital Markets, a division of BB&T Securities, LLC, FTN Financial Securities Corp, RBC Capital Markets, LLC, Regions Securities LLC, and Scotia Capital (USA) Inc. served as Co-Managers for the offering.

The offering is made pursuant to the Company’s shelf registration statement on file with the Securities and Exchange Commission. The offering is made solely by means of a prospectus supplement and accompanying prospectus. Interested parties may obtain a prospectus supplement and accompanying prospectus relating to the senior notes offering by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York, 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor or by calling 1.212.834.4533 or Barclays Capital Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Barclaysprospectus@broadridge.com or 1.888.603.5847.

This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation, or sale would be unlawful under the securities laws of any such jurisdiction.

Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. The Company had investments of approximately $3.2 billion in 199 real estate properties and mortgages as of December 31, 2014. The Company’s 198 owned real estate properties are located in 30 states and total approximately 14.2 million square feet. The Company provides property management services to approximately 9.5 million square feet nationwide.

In addition to the historical information contained within, the matters discussed in this press release may contain forward-looking statements that involve risks and uncertainties, including the use of proceeds from this offering. These risks are discussed in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2014 under the heading “Risk Factors.” Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking material.